SECURITIES AND EXCHANGE COMMISSION



                            Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  February 24, 1998




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 675 McDonnell Boulevard, St. Louis, MO                      63134
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 654-2000
    including area code

Item 5.  Other Events
A press release was issued February 24, 1998. The relevant portion of the text of that release was as follows:

ENGELHARD PLANS TO ACQUIRE MALLINCKRODT CATALYST BUSINESS

ST. LOUIS, Mo. and ISELIN, N.J., February 24, 1998 - Engelhard Corporation (NYSEC:EC) and Mallinckrodt Inc. (NYSE:MKG) announced today they have reached an agreement in principle for Engelhard to buy Mallinckrodt's catalyst business for $210 million. The planned transaction is subject to board approvals by both companies, execution of a definitive agreement and other relevant approvals.

     The proposed acquisition represents a strategic expansion of Engelhard's chemical catalysts business, which markets a wide array of high-performance products, technologies and services to enhance chemical manufacturing. Mallinckrodt's catalyst business, which has about $100 million in annual sales, includes Catalyst Resources in Pasadena, Texas, and Calsicat in Erie, Pennsylvania.

     Catalyst Resources produces custom and licensed polymerization catalysts for the manufacture of polypropylene, an intermediate chemical subsequently used to produce plastic products such as automotive parts, bottles, containers, bags, industrial pipes, carpeting and toys. Catalyst Resources also is expanding into the manufacture and supply of custom and licensed catalysts for polyethylene manufacture and metallocene catalysts. Calsicat is a manufacturer of custom and proprietary catalysts for a wide variety of applications.

     Several Mallinckrodt catalyst product lines, including those used for polyolefin and maleic anhydride manufacturing, and chlorofluorocarbon (CFC) replacement, provide immediate opportunities for Engelhard to diversify its product portfolio.

     "This acquisition will be accretive to earnings and provide positive cash flow in the first full year of operation, and will add to shareholder value," said Orin R. Smith, Engelhard's chairman and chief executive officer. "It will meet our key acquisition criteria, including the ability to provide a return higher than our cost of capital including risk, build on the company's core capabilities in surface chemistry and materials science and contribute to our expectations for future growth."

     The acquisition will also generate greater value for customers, according to James A. Martin, group vice president and general manager of Engelhard's Chemical Catalysts Group.

     "Combining these businesses dramatically enhances the value Engelhard, Calsicat and Catalyst Resources bring to customers," said Mr. Martin. "Synergies in products, technology and process engineering diversify and strengthen our chemical catalyst portfolio. A broader portfolio, in turn, means customers around the world can better enhance their own chemical products and processes, resulting in improved operating efficiencies, product performance and, ultimately, their total overall cost to manufacture."

     Mallinckrodt Inc. announced in late January its plan to divest the asset of its industrial specialty chemical business units to focus on its global healthcare business.

     Mallinckrodt Inc. President and Chief Operating Officer Mack G. Nichols said, "Engelhard has a fine reputation in the chemical industry. We are pleased that our employees who have helped to build value in these Mallinckrodt businesses will have the opportunity to be associated with a widely respected organization."

     Mallinckrodt Inc. manufactures and distributes healthcare products, including imaging agents for radiological, cardiological, urological and nuclear medicine applications. Its critical care segment makes products for anesthesiology, respiratory care and blood analysis; its specialty pharmaceuticals unit makes acetaminophen, codeine salts and morphine. Based in St. Louis, Missouri, and operating in more than 100 countries globally, Mallinckrodt Inc. had fiscal 1997 net sales of $1.9 billion. The Mallinckrodt web site address is (www.mallinckrodt.com).

     Engelhard Corporation is a world-leading provider of environmental technologies, specialty chemical products, engineered materials and related services.

                                  # # #

Mallinckrodt Inc.


ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  February 24, 1998